Computershare Investor Services PLC
Corporate Actions Projects
The Pavilions
Bridgwater Road
Bristol
BS99 6AH

Date: July 5, 2012

Dear Sirs

Project "Wheels"- Titan International Inc. to acquire Titan Europe pic by way of a Takeover
(the "Offer")

Titan International Inc. ("we", "us", "our") writes to confirm the appointment of Computershare Investor Services PLC ("Computershare", "you", "your'') as Receiving Agent to the Offer and set out below the terms of such appointment.

The terms of the Offer are that accepting Titan Europe shareholders will receive 1 new Titan International share(s) for every 11 Titan Europe share. You will liaise with Computershare in the US with regard to exchanging details of the UK shareholders in order that they may calculate the entitlements to new Titan International shares. The role of Computershare in connection with the Offer will be as follows:

1.     To comment on proofs of the Offer documentation prior to prtntlng and publication;

2.    To attend meetings regarding the planning of the Offer If required;

3.
To obtain from the Offeree's registrars (the "Registrars'') a copy of the Offeree Company's register of ordinary shareholders Including the Euroclear Participant IDs and Member Account IDs of holders who hold shares In uncertlficated form (the "Shadow Register''). To make arrangements with the Registrars and/or Euroclear UK & Ireland Limited ("Euroclear'') to obtain dally updates to the register, duplicate register update requests (RURs), copies of all documents which would lead to a change in the Shadow Register and any other Information to ensure that information is received to allow you to maintain the Shadow Register in accordance with the Oty Code on Takeovers and Mergers {the "City Code'');

4.
To liaise with our appointed printers to arrange for the Forms of Acceptance to be personalised with the details of the Offeree's shareholders before despatch and to supply prepaid business reply envelopes to the printers for despatch with the Offer documentation;

5.	To put In place processes that comply with the procedures for acceptance of the Offer as set out in the Offer documentation Including acceptances received from overseas shareholders;

6.
To receive and check Forms of Acceptance together with share certificates and documents of title or transfers to escrow as required by the terms of the Offer and to check such forms against the Shadow Register;

7,	To keep a separate escrow account into which ordinary shares may be transferred by Offeree shareholders who are Euroclear participants by sending transfer to escrow instructions;

8.
To act as escrow agent for Euroclear participants as set out In the Offer documentation in respect of the ordinary shares transferred to an escrow balance In connection with the acceptances under the Offer;

9.	To receive paperless acceptance messages from Euroclear participants who send in a valid TTE message;

10. To deal promptly with any enquiries received by telephone, facsimile, e mail or letter in relation to the completion of the Forms of Acceptance or the Offer, referring to ● of ● in case of need;

11. If any Form of Acceptance has not been correctly completed and/or the share certiflcate(s) or other document(s) of title accompanying such a Form of Acceptance are not In the proper form for transfer as set out In the Offer documentation you are to inform the accepting shareholder of the action required by them to make their acceptance valid;

12. If you are unable to determine the validity of any acceptance then you are to refer to ● of the Offeror who will make a decision and instruct Computershare In writing of the action to be taken;

13. To supply any Offeree's shareholder with copies of the Offer documentation except where shareholders have a registered address In the United States, Australia,Canada or Japan;

14. To act as agent and, where applicable, as attorney for each Offeree shareholder by whom or on whose behalf a Form of Acceptance Is lodged In accordance with the provisions of the Offer documentation;

15. To report dally by 5.00 pm to ● of ● details of all valid Form of Acceptance received under the Offer, any withdrawals of acceptance which have previously been reported as an acceptance and any purchases made to enable the Offeror to comply with the requirements of Rule 17 of the City Code.

16. To ensure, prior to the Offer becoming or being dedared unconditional as to acceptances before the final closing date (as defined In the City Code), that the requirements of Note 6 on Rule 10 of the Oty Code have been satisfied;

17. To Issue,at the request of the Offeror, any certificate complying with Note 7 on Rule 10 of the City Code and to address such certificate to the Offeror;

18. We hereby confirm that any shares of the target held in our name, or on our behalf, at the commencement of the offer, and any shares that may subsequently be purchased In our name, or on our behalf, during the offer period and ail shares held by as either directly or Indirectly at the date of declaring any offer unconditional do not fall into the category contemplated by note 8 to Rule 10 of the Takeover Code and we undertake to immediately advise you of the number of shares that would (if applicable) fall within the category contemplated by note 8 to Rule 10 of the Takeover Code and of the determination (If any) by the Panel;

19. Following written confirmation by the Offeror that the Offer has been declared or has become wholly unconditional:

(a)	to calculate the actual entitlements due to each accepting Offeree shareholder under the terms of the Offer;

(b)
in the case of shares In certificated form,to calculate the amount of stamp duty or stamp duty reserve tax or any other tax or duty due on eaclh Individual acceptance and to advise us of the required amount and the date when payment Is due. We will arrange to credit this amount to the account with The Royal Sank of Scotland pic in the name of Computershare Investor Services PLC Stamp Duty Account. You will prepare all forms of transfer and/or such other document(s) necessary for execution by the Offeror in order to register the transfer of shares from accepting Offeree shareholders to the Offeror (or such person as it may nominate),and arrange for the stamping of the forms of transfer by HM Revenue & Customs. You will deliver valid Forms of Acceptance and/or such forms of transfer and/or other document(s) in favour of the Offeror (or such person as It may nominate) to the Registrars together with the relevant share certificates or other documents of title so as to receive the resultant share certificate(s) for shares for onward transmission to the Offeror (or such person as it may nominate);

(c)
in the case of shares in uncertlflcated form, to make the relevant calculation for stamp duty or stamp duty reserve tax or any other tax or duty and,In addition, to do all suclh things as are necessary to effect the transfer of such shares to the Offeror (or such person as it may nominate), in accordance with the facilities provided by Euroclear (subject to being placed in funds by the Offeror to meet the costs of any stamp duty or stamp duty reserve tax payable In connection therewith as set out In Clause 19(b));

(d)
to prepare all consideration documents and despatch, In accordance with the terms of the Offer and the authority contained in the Forms of Acceptance such consideration as may be due to accepting Offeree shareholders under the terms of the Offer, provided that no consideration will be sent to an accepting Offeree shareholder until the document(s) of title to the shares has been received or the relevant transfer to escrow has been settled;

(e)
to procure that a bank account is opened with The Royal Bank oF Scotland pic In the name of 'CIS PLC re Titan Europe pic Payment Account' (the "Payment Account'') for the purpose of issuing cash payments to accepting Offeree shareholders or, where relevant, crediting Euroclear member accounts of accepting Offeree shareholders and to make the relevant payments on being placed In funds by us. We acknowledge and agree that In the absence of receipt of cleared Funds from us by the due payment date, you reserve the right to delay the issue and dispatch of payments and cheques. Where the Offeree wishes to remit funds to COmputershare In a currency that requires a foreign exchange transaction to take place, you shall enter into the necessary foreign exchange transaction(s) on such rates as you may determine in your sole discretion. We will fund the Payment Account as follows:

(i)
All valid Forms of Acceptance received up to and including the day as at the date the Offer is declared wholly unconditional in all respects will be deemed to have been received by you In Closure 1. All valid acceptances received and processed In the seven days after Closure 1 will be deemed to have been received in Closure 2. The payments due to shareholders who validly accepted the Offer in either Closure 1or aosure 2 will be made fourteen days after the date of the last day of Closure 1. You will advise us of the cash amount required for acceptances received In Closures 1 and 2 not later than two business days after the last day of Closure 2,and we will lodge the relevant cleared funds Into the Payment Account not later than two business days before the consideration Is due to be paid (the "Payment Date"). We will advise you of the source of the principal amount to enable you to monitor receipt. You will account to the Company for interest on a daily basis on balances of £50,000 or above at The Royal Bank of Scotland pic Instant Access Savings Account Rate. This interest will be used to offset your fees and out of pocket expenses to the extent possible;

(li)
All valid acceptances received after the aosure 2 period will be placed in weekly closures (Closure 3, Closure 4 etc.) and consideration will be paid to accepting shareholders on a weekly basis. The payments due to accepting shareholders in Closure 3 will be paid to them seven days after the payments are made to those accepting shareholders in Oosures 1 and 2. This will continue on a rolling weekly basis. You will advise us of the cash amount required within two business days of each Closure date, and we will lodge the relevant cleared funds Into the Payment Account not later than two business days before the Payment Date. You will allow interest on these funds as stated In (e) (I) above;

(iii)
We understand that you will not make any payments via Euroclear on any day until you have received the funds, and if you receive such funds after 10.00am on the day of settlement you cannot guarantee that any payments will settle and you will not be held responsible for any resulting Interest claims for late payment;

(f)
to act In accordance with instructions received from the Offeror and arrange with the appointed printers the personallsation and despatch on the applicable date(s) of notices pursuant to sections 979 to 985 of the Companies Act 2006 and to deal with the compulsory acquisition of ordinary shares held by non accepting Offeree shareholders and, after the implementation of the compulsory acquisition procedure, to set up and maintain a dissenting shareholders' register and carry out tracing activities in accordance with your revised quotation dated 02 July 2012;

20. If the Offer does not become unconditional in all respects, to: (a) return all slhare certificates and other documents of title together with the appropriate Forms of

Acceptance [and a letter from the Offeror] to the persons entitled thereto, within 14 days of the Offer lapsing; and (b) give 'transfer from escrow' Instructions to Euroclear to transfer all shares held In escrow to the Offeree shareholders concerned, in accordance with the terms set out In the Offer documentation;

21. We note that if we request a dedicated shareholder helpllne telephone number for this project, you will provide a separate quotation for providing this service;

22. To comply in all respects with Appendix 4 to the Oty Code;

23. You undertake to notify us of any Form of Acceptance which appears to have been executed In, or despatched from the United States, Canada, Japan or Australia, or which provides an address In the United States, Canada, Japan or Australia for the delivery of consideration under the Offer, or which does not give the warranty relating to overseas shareholders contained In the Form of Acceptance;

24. In consideration of your acting in accordance with any instructions (whether dematerialised or otherwise) purporting, in your reasonable judgement, to be from us, our advisers or shareholders in relation to the Offer we agree to indemnify you against all actions, proceedings, liability, dalms, damages, costs, losses and expenses whether brought by us or any third party In relation to your acting upon such instructions unless such claims arise out of or are attributable to the fraud,wilful default or negligence on your part. In respect of instructions given by us or our advisers, where requested, we shall provide you with written confirmation of such instructions but we agree that the absence of any such written confirmation to you shall not In any way prejudice your rights of recovery from us under this paragraph. We acknowledge and agree that you shall not Incur any liability to us for negligence or otherwise if, despite exercising such reasonable judgement, any Instructions are accepted and subsequently are shown to be forged, fabricated, Inaccurate or invalid;

25. We acknowledge that you shall not have any duties or obligations other than those specifically set forth In this Letter of Appointment or as may subsequently be agreed to In writing by you and us and no Implied duties or obligations shall be read Into the Letter of Appointment;

26. Subject to paragraph 27, we acknowledge and agree that the aggregate liability of Computershare to the Company over any twelve month period, whether such liability arises under any express or Implied term of this Letter of Appointment,in tort, for misrepresentation, for breach of contract, a contribution or any other duty Imposed by law or In any other way shall In no circumstances whatsoever exceed twice the amount of the fees payable under this Letter of Appointment In respect of a single claim or In the aggregate;

27. Nothing In this Letter of Appointment shall be construed as excluding or limiting your liability for fraud or as excluding liability for death or personal Injury resulting from either party's negligence;

28. No term of this Letter of Appointment Is enforceable under the Contracts (Rights of
Third Parties) Act 1999 by a person who Is not party to It;

29. Subject to paragraph 30,no party shall be responsible for delays or failure to perform any of Its obligations under the terms of this Letter of Appointment resulting from acts beyond the reasonable control of such party. Such acts shall include, but not limited to, acts of God, strikes, lockout,riots, acts of war, epidemics, governmental regulations superimposed after the fact, communication line failures,power failure, earthquakes or other disasters, or any failure or breakdown of any system, computer or otherwise (a "Force Majeure Event");

30. If any party is affected by a Force Majeure Event, it shall promptly notify the other parties of the nature and extent of the circumstances In question and shall use reasonable endeavours to mitigate and/or eliminate the consequences of such Force Majeure Event (to the extent It can do so without incurring significant costs) and Inform the other parties of the steps which it Is taking and proposes to take to do so. The occurrence of a Force Majeure Event shall not impact or apply to the obligations Imposed in this Letter of Appointment to indemnify and to pay fees and reimburse expenses or pay any money;

31. Each party shall comply with the provisions of the Data Protection act 1998 ("DPA") in relation to Its processing of any personal data pursuant to the provisions of this Letter of Appointment and we shall further obtain all necessary consents from data subjects to the processing by you of personal data to such data subjects. Any associated costs or expenses that arise pursuant to this paragraph 31shall be paid by us. We authorize you to use any third party to contact shareholders to carry out customer satisfaction surveys or Issue email broadcasts solely In respect of the services provided hereunder. If a party fails to comply with the DPA it shall Indemnify and keep indemnified the other party on demand against any loss It may suffer as a result of any breach of the provisions of paragraph 31,such indemnity to Include (but not be limited to) any fine which may be levied under the DPA;

32. The Parties shall keep the terms and conditions of this Letter of Appointment confidential and shall only disclose the existence of this Letter of Appointment and its terms to such of their employees and professional advisers who have a need to know or as may be required by law or by a competent regulatory or government authority;

33. We acknowledge that if Stamp Duty, Stamp Duty Reserve Tax or any other tax Is payable in respect of the Offer It Is our responsibility to meet such liability In full and on time. We acknowledge that If we ask Computershare to make any such payments on our behalf, Computershare will not do so until it Is placed In cleared funds, and that we will be liable for any fines imposed by HM Revenue & Customs (or any other authority) for late payment;

34. This Letter of Appointment constitutes the whole and only agreement between the parties relating to Computershare acting as Receiving Agent and save to the extent repeated In this Letter of Appointment, supersedes and extinguishes any prior drafts, agreements, undertakings, representations, warranties and arrangements of any nature whatsoever, whether or not In writing,relating to Computershare acting as Receiving Agent;

35. We acknowledge that It is our responsibility to advise you if any Treasury Shares (as defined In The Companies (Acquisition of Own Shares) (Treasury Shares) Regulations
2003) are held by Titan Europe pic while the provisions of this Letter of Appointment apply, that we will ensure that such Treasury Shares are referred to in the documents sent to shareholders and that we will Instruct you as to how the Treasury Shares should be dealt with In relation to the Project.

36. This agreement may be executed by the parties on separate counterparts;each of which shall constitute an original, but both counterparts shall together constitute one and the same Instrument.

37. This Letter of Appointment shall be governed by and construed In accordance with English law and each of the parties hereby submits to the exclusive jurisdiction of the English courts.

The fees to be charged by you in respect of the appointment shall be as set out in your revised quotation dated 02 July 2012 (the "Fees").

All out-of-pocket expenses chargeable at Computershare's currently applicable rates including without limitation,stationery, faxes,e-malls, envelopes, photocopying,data capture, tape production,travel expenses, postage - Including business reply charges, carriage, Euroclear transmission costs,and bank charges,are payable in addition to the Fees.

All Fees quoted are exclusive of VAT. VAT will be payable by us in addition to any Fees and out-of-pocket expenses where applicable.

We acknowledge that your terms are payment within 30 days of the date of your invoice, and that failure to pay any sum within 30 days of your Invoice shall constitute a material breach of our obligations under this letter and all of your other rights or remedies (either contractual or otherwise as may arise by common law or statue) are reserved. In addition, we acknowledge that we may be asked to pay to you interest on any sum owing to you after the expiry of 30 days from the date of your invoice, and that such interest shall be calculated at an annual rate equal to 4% plus the Base Rate from time to time of The Royal Bank of Scotland pic, or such other bank as you may appoint.

Yours faithfully

/s/ PAUL REITZ, CFO
For and on behalf of
Titan International, Inc.

We hereby agree to our appointment as Receiving Agents to the Project on the terms and conditions set out above.

/s/ Computershare Investor Services PLC
For and on behalf of
Computershare Investor Services PLC

Corporate Sponsored Nominee CREST CDI Terms and Conditions

Where these terms and conditions for the CSN have been received in a country where the provision of this CSN would be contrary to local laws or regulations, these terms and conditions should be treated as being for information purposes only. If you are in any doubt regarding your local laws or regulations, please contact Computershare via the details listed in section 10 or seek professional advice.
Please read these terms and conditions carefully. They explain the relationship between you and Computershare with respect to the CREST Depository Interest (“CDIs”). On CDIs being issued by CREST or CDIs being transferred to the CSN, these terms and conditions will constitute a legally binding agreement between you and Computershare. If there is anything in them which you do not understand, please contact Computershare or seek professional advice. Our contact details are listed in clause 10. Computershare does not provide any taxation or legal advice. If you do need advice on holding your CDIs in the CSN or your tax liability then you should seek professional advice. These terms and conditions do not constitute a recommendation to buy, sell, transfer or hold CDIs. The decision to buy or sell CDIs will be solely your responsibility. The price of securities (both CDIs and the underlying shares) may go down as well as up and, as such, are a risk investment which may result in you not receiving back the full amount invested.
We may change these terms and conditions from time to time on providing you with prior written notice in accordance with these terms and conditions. You can obtain an up-to-date version by contacting Computershare via the details listed in clause 10. If we do not or cannot enforce a term or condition, this will not affect our right to enforce the rest of the terms and conditions.

1. Definitions
The following words and phrases used in these terms and conditions have the meanings set out below:
“Business Day” means any day (excluding a Saturday, Sunday or Public Holiday) on which banks in London are generally open for non- automated business;
“Company” means Titan International, Inc. a corporation incorporated in Delaware whose registered office is 2701 Spruce Street, Quincy, Illinois 62301, USA;
“Computershare/us/we” means Computershare Investor Services PLC;
“Computershare Nominee” means such wholly-owned subsidiary of Computershare as Computershare may nominate from time to time to provide the CSN, which shall be a member of the CREST System, and whose business shall consist solely of acting as a nominee; this company shall initially be Computershare Company Nominees Limited (Company number SC167175);
“CREST” means Euroclear and Ireland Limited the issuer of the CDIs;
“CREST System” is the computer-based system operated by CREST for the transfer of uncertificated securities;
“CSN” is the service provided by Computershare on behalf of Titan International, Inc. whereby the Computershare Nominee holds CDIs as nominee in accordance with these terms and conditions;
“CREST Depository Interest” or “CDI” is an instrument representing Titan International, Inc. securities that enables Titan International, Inc. securities to be held and settled electronically within CREST. References to “your CDIs” are to CDIs originally issued to the Computershare Nominee on your behalf and to any other CDIs which are transferred or issued to the Computershare Nominee for your account;
“Deed” is the deed poll made on 25 June 2001 by CREST Depositary Limited, a copy of which is set out in the CREST International Manual and which can be viewed here: www.euroclear.com
“FSMA” is the UK Financial Services and Markets Act 2000;
“FSA” is the Financial Services Authority;
“FSA Rules” means the rules of the FSA;
“FSCS” is the UK Financial Services Compensation
Scheme;
“Nominee CDI Facility” means the facility provided by Computershare for the purchase and sale of CDIs;
“Retail Client” means someone who is not a financial services professional. Retail Clients are offered the full protection of the FSA Rules;

Issued by Computershare Investor Services PLC. Authorised and regulated by the Financial Services Authority (FSA), 25 The North Colonnade, Canary Wharf, London E14 5HS, United Kingdom, and is on the FSA Register with registration number 188534. Registered in England & Wales No. 3498808. Registered office: The Pavilions, Bridgwater Road, Bristol, BS13 8AE, United Kingdom. The main business of Computershare Investor Services PLC is the provision of share registry and shareholder services.

“Sponsor” means the CREST user nominated by the Computershare Nominee who is therefore able to send and receive CREST messages on behalf of the Computershare Nominee;
“SRN” means Security Holder Reference Number; and
“Stamp Duty” means stamp duty or stamp duty reserve tax, as applicable.
Words importing one gender shall (where appropriate) include the other gender and words importing the singular shall (where appropriate) include the plural and vice versa.
References to any statute or statutory provisions shall, unless the context otherwise requires, be construed as references to such statute or statutory provisions (including all instruments, orders or regulations made under it or deriving from it) as in force from time to time.
Any provision that says we will do something means that we will procure that the Computershare Nominee will do so, unless the context means otherwise.

2. Nominee arrangements and transfer of CDIs
The Computershare Nominee will hold your CDIs in uncertificated form on your behalf as bare trustee and as your nominee subject to any applicable provisions of the Titan International, Inc. Articles of Incorporation and the Deed or any other document which governs the terms on which the CDIs are issued. Titan International, Inc. may from time to time procure the issue of CDIs to the Computershare Nominee and direct that such CDIs be held for you under the CSN and you authorise the Computershare Nominee to accept such CDIs on this basis. Neither the Computershare Nominee nor Computershare will have or claim any interest in your CDIs except as provided in clauses 11 and 14. You warrant to Computershare and the Computershare Nominee that your CDIs are and will remain free of all liens, charges and encumbrances. You undertake to Computershare and the Computershare Nominee that you will not pledge or charge your CDIs to a third party, or in any other way seek to give another person rights in or over your CDIs.
Computershare will maintain the register of persons for whom the Computershare Nominee holds CDIs. You agree to provide Computershare promptly with any information which Titan International, Inc. would be entitled to require from you if you were the registered holder of your CDIs or the underlying shares in Titan International, Inc. including information required to satisfy nationality declaration requirements or relating to ownership of the CDIs. You can also instruct Computershare to arrange for the Computershare Nominee to hold your CDIs for another person or persons (including, for the avoidance of doubt, the addition of persons as joint holders). Computershare will only do this if it receives the relevant form confirming that such a transfer is by way of gift. There is no charge for such a transfer. No other transfers (except as provided in this clause 2 and clause 7 below) other than by way of sale through the Nominee CDI Facility will be permitted.
If you wish to transfer your CDIs (or any of them) otherwise than by way of gift, without selling them through the Nominee CDI Facility, you must first transfer the relevant CDIs out of the CSN. CDIs transferred out of the CSN (and not immediately cancelled) can only be transferred into a CREST participant account specified by you.
If you wish to transfer the Titan International, Inc. securities underlying your CDIs (or any of them), you must first transfer the CDIs representing such shares out of the CSN.
Computershare will arrange such transfers out of the CSN of CDIs if you complete the relevant form and send this to Computershare. Additional copies of the relevant form can be obtained from Computershare. A flat fee, currently £25, will be charged for transferring CDIs out of the CSN. If all of your CDIs are transferred out of the CSN, you leave the CSN.
Computershare will not accept transfers into the CSN (except for existing participants in the CSN under the Nominee CDI Facility) unless there is no change of beneficial owner and any Stamp Duty has been paid.
Computershare reserves the right not to accept any transfer instruction which is not given on the relevant form, or which is given on any form that has not been properly completed. Such forms or instructions, if not accepted, will be returned to you. You may not cancel or amend any transfer instructions once they have been sent to Computershare.
Computershare will only act on instructions in writing which contain your Security holder Reference Number (“SRN”).This number is shown on the statements of your holdings sent to you by Computershare. You must keep your SRN safe

Issued by Computershare Investor Services PLC. Authorised and regulated by the Financial Services Authority (FSA), 25 The North Colonnade, Canary Wharf, London E14 5HS, United Kingdom, and is on the FSA Register with registration number 188534. Registered in England & Wales No. 3498808. Registered office: The Pavilions, Bridgwater Road, Bristol, BS13 8AE, United Kingdom. The main business of Computershare Investor Services PLC is the provision of share registry and shareholder services.

because if another person obtains the number it may facilitate a fraud. If you lose or fail to quote your SRN this may result in a delay in giving effect to an instruction from you. Upon request, instructions to transfer are acknowledged by an amended statement of holding. Other instructions are acknowledged by Computershare acting on them but are not otherwise acknowledged.
All notifications to Computershare concerning your CDIs (for example any change of address, or instruction as to receipt of dividend payments) should quote your SRN.
Nothing in these terms and conditions is intended to vary any of the Nominee's rights or duties in relation to the Company as set out in the Memorandum and Articles of Association of the Company (as amended from time to time) and these terms and conditions must be interpreted to give that effect.

3. Company meetings and communications
Computershare will give you the option of choosing whether or not you would like to receive information about annual meetings of shareholders of Titan International, Inc. together with a form which you can use either (a) to give the Computershare Nominee your voting instructions to vote by proxy on a poll (the Computershare Nominee will not be able to vote on your behalf on a show of hands) or (b) if you wish to attend, speak and vote in person at a shareholders' meeting, to appoint you as the representative or proxy of the Computershare Nominee in respect of your CDIs (so long as this is permitted by Titan International, Inc.'s Articles of Incorporation or applicable law). In order for the Computershare Nominee to be able to vote in accordance with your instructions on a poll or, if you wish to attend, speak and vote in person at a shareholders' meeting, to appoint you as its representative or proxy in respect of your CDIs (so long as this is permitted by Titan International, Inc. Articles of Incorporation or applicable law), Computershare must have received the relevant instructions from you on a correctly completed form before the deadline notified to you.
Computershare will give you the option of choosing whether or not you would like to receive (i) a copy of the annual report of Titan International, Inc.; and/or (ii) copies of any interim reports sent by Titan International, Inc. to its shareholders. Regardless of whether you elect to receive the documents referred to in this clause 3 and in clause 5 below, you will continue to be sent all other documents which are issued by Titan International, Inc. and sent to shareholders generally, at or around the same time as registered shareholders. You may change your mind at any time about whether or not you wish to receive the information referred to in this clause 3 and in clause 5 below. Please notify us if you do.

4. Entitlements attaching to CDIs and corporate actions
Computershare will pass any relevant instructions onto CREST in accordance with reasonable written instructions given by you concerning the exercise of any rights attached to or arising from your CDIs (e.g. if there is a rights issue or a takeover concerning Titan International, Inc.), provided that you give the instructions in accordance with these terms and conditions and any other conditions notified to you at the relevant time. Computershare reserves the right not to act on any instructions where Computershare has to make a payment unless it receives any payment from you by such date as may be specified by Computershare at the relevant time. In the case of a rights issue and in the absence of instruction from or payment by you, Computershare will not pass any instruction onto CREST and therefore your nil paid rights will lapse at the end of the offer period.
If any other rights or entitlements arise in connection with your CDIs, subject to receipt of relevant information by Computershare from CREST, Computershare will take all reasonable steps so that, as nearly as possible, you are treated in the same way as you would have been as a registered holder.
Where the Computershare Nominee holds CDIs for a number of investors and CDIs or other rights are allocated to the Computershare Nominee in respect of those CDIs it will allocate them between all such investors pro rata to the number of CDIs it holds for them. Any fractions of CDIs which arise as a result of the Computershare Nominee holding CDIs for a number of investors (for example through a bonus issue) will be aggregated and sold and the proceeds retained by Computershare for its own benefit.
If Titan International, Inc. offers the option of a scrip dividend or a dividend reinvestment plan and Computershare does not receive any instructions from you by the specified time, Computershare will arrange for Titan International, Inc. to pay you a cash dividend.
If you elect to receive a scrip dividend or to participate in a dividend reinvestment plan offered

Issued by Computershare Investor Services PLC. Authorised and regulated by the Financial Services Authority (FSA), 25 The North Colonnade, Canary Wharf, London E14 5HS, United Kingdom, and is on the FSA Register with registration number 188534. Registered in England & Wales No. 3498808. Registered office: The Pavilions, Bridgwater Road, Bristol, BS13 8AE, United Kingdom. The main business of Computershare Investor Services PLC is the provision of share registry and shareholder services.

by Titan International, Inc., the CDIs will be issued to the Computershare Nominee to hold on your behalf in accordance with these terms and conditions. If you elect to receive a scrip dividend or to participate in a dividend reinvestment plan offered by Titan International, Inc. and a cash residue arises, the balance will be retained in a non- interest bearing account with Computershare and carried forward and included in the calculation for your next scrip dividend or dividend reinvestment plan allocation. If you cancel your mandate, cease to be a holder of CDIs or in the event of the death of a sole holder, any cash residue will be paid to you or added to the amounts of your next cash dividend, as appropriate. Any residuals for £3.00 or below will be retained by Computershare and will be donated to charity.
Computershare will distribute to you the amount of any cash dividend attributable to your CDIs in pounds sterling by cheque (where possible) or via direct deposit into your nominated bank or building society account should Titan International, Inc. offer this option at or about the same time as dividend cheques to other shareholders of Titan International, Inc. are distributed and direct deposit made. Your money, including cash sums in respect of which cheques have been drawn in your favour, will be held in a non-interest bearing account in the name of Computershare Investor Services PLC. Computershare will hold your money on your behalf as nominee, however no formal trust arrangement is created in respect of monies held in this account. Any cash sums in respect of which cheques are drawn in your favour or of which direct deposits are made in accordance with your instructions and which are unclaimed after twelve years will be forfeited by you and will revert to Titan International, Inc.

5. Statements
Computershare will provide you with a statement of the number of CDIs held for you under the CSN at the time when an account is first opened for you. Computershare will also send you a statement at least once a year of the number of CDIs being held for you under the CSN. When you sell or purchase more CDIs, you will also receive an advice note which will confirm the number of CDIs you hold. These statements are provided free but you will be charged a fee (currently £15) if you request a duplicate or additional statement.
You are required to check any statement which you receive from Computershare and if you have any query or concern in relation to the matters disclosed by the statement you should contact Computershare as soon as possible following receipt of the statement by you.
Computershare reserves the right to correct any erroneous debit or credit to the records maintained in respect of the CSN relating to your CDIs and will notify you (where relevant) of any correction which it makes.

6. CREST
The Computershare Nominee is a member of the CREST System. If you give instructions to Computershare, which means that a message must be sent through the CREST System (for example where you instruct Computershare to transfer your CDIs from the Computershare Nominee), then Computershare will pass that instruction to the Sponsor who is responsible for receiving and transmitting the instructions through the CREST System. Computershare will take reasonable care to ensure that the Sponsor acts on instructions given to it by Computershare. Neither Computershare nor the Computershare Nominee accepts any responsibility for the operation of the CREST System and accordingly cannot be responsible to you for any delays or liabilities suffered by you as a result of the operation, failure or suspension of the CREST System, the insolvency or other default of CREST or of any participant in the CREST System or any other clearing system used as an alternative or successor to CREST or the failure by any CREST settlement bank to make, receive, credit or debit any payment. CREST has certain powers to suspend and terminate the Sponsor and, if such powers are exercised, then there may be a delay in giving effect to any instructions given by you. Neither Computershare nor the Computershare Nominee accepts any responsibility for any delays, liabilities or costs which you suffer as a result of the suspension or termination of the Sponsor by CREST as a CREST Sponsor except where such suspension or termination has been caused by negligence, wilful default or fraud on the part of Computershare or the Computershare Nominee.
If you instruct Computershare to transfer any of your CDIs you will indemnify Computershare and the Computershare Nominee against any liabilities or costs which they may incur if, as a result of an act or omission by you, the transfer cannot be completed. You undertake to notify Computershare if you have any reason to believe that any person

Issued by Computershare Investor Services PLC. Authorised and regulated by the Financial Services Authority (FSA), 25 The North Colonnade, Canary Wharf, London E14 5HS, United Kingdom, and is on the FSA Register with registration number 188534. Registered in England & Wales No. 3498808. Registered office: The Pavilions, Bridgwater Road, Bristol, BS13 8AE, United Kingdom. The main business of Computershare Investor Services PLC is the provision of share registry and shareholder services.

may be seeking to try to prevent you from transferring your CDIs.

7. Purchases and sales of CDIs
If you wish to buy more CDIs to be held in the CSN, you can only do so by using the Nominee CDI Facility (subject to its terms and conditions which are currently available at the following web address: https://www- uk.computershare.com/investor/sharedealing.asp) or by acquiring the CDIs in your own name and then transferring them to the Computershare Nominee. All CDIs purchased by you through the Nominee CDI Facility will be registered in the name of the Computershare Nominee and credited to the CSN in your name.
If you instruct Computershare to sell some of your CDIs, you may only sell those CDIs through the Nominee CDI Facility (on its terms and conditions). If you wish to use another dealing service to sell your CDIs (or the Titan International, Inc. securities which they represent) you will need to transfer your CDIs out of the CSN as set out in clause 2 of these terms and conditions. You will receive an advice note when you sell some or all of your CDIs through the Nominee CDI Facility.

8. Liability
Computershare will exercise due care and skill in operating the CSN, and will be responsible to you for any losses or expenses (including loss of CDIs) suffered or incurred by you as a result of Computershare's (or any of its directors', officers', employees' or agents') negligence, wilful default or fraud or breach of the agreement formed by these terms and conditions (as amended from time to time) or the negligent or fraudulent acts or omissions or wilful default of the Computershare Nominee (or any of its directors, officers, employees or agents) but not otherwise.
The Computershare Nominee will maintain your CDIs in accordance with the terms and conditions of the service and the FSA Rules, and you will remain as the beneficial owner. If the Computershare Nominee became insolvent your CDIs would be protected in accordance with the prevailing FSCS Rules.
If Computershare cannot provide its services due to circumstances beyond its reasonable control (for example because of a failure of its or another person's computer systems or telecommunications links or industrial disputes or postal delays)
Computershare will, where relevant, take such reasonable steps as it can to bring those circumstances to an end.
Neither Computershare nor the Computershare Nominee shall be liable for any losses or expenses suffered by you as a result of such circumstances or as a result of a delay or failure in the provision of the CSN or Nominee CDI Facility caused by such circumstances. Neither Computershare nor the Computershare Nominee accepts liability for any loss suffered by you which does not occur as a result of the negligent or fraudulent acts or omissions or wilful default of Computershare, the Computershare Nominee or any of their directors, officers, employees or agents.
Neither Computershare nor the Computershare Nominee is responsible for any acts or omissions of CREST as the issuer of the CDIs or Titan International, Inc.
Computershare will take reasonable care in its selection and continued use of the Sponsor, if any, but does not accept any responsibility for any losses or expenses suffered or incurred by you as a result of any acts or omissions by the Sponsor (where the Sponsor is not a member of the same group of companies as Computershare).
Nothing in these terms and conditions restricts any rights you may have under the FSA Rules or under the FSMA.

9. Termination
If you no longer wish to hold your CDIs through the CSN you may give Computershare notice to terminate at any time in writing. You will be required to pay a charge in connection with the transfer as set out in clause 2 above. Titan International, Inc. has agreed to pay this charge in connection with transfers of CDIs out of the CSN for a period of six weeks from the date on which the Titan International, Inc. offer for Titan Europe Plc became unconditional (following which you will be required to pay the charge). Any stamp duty associated with the removal of your CDIs from the CSN and/or the transfer Titan International, Inc. securities represented by your CDIs will be payable by you. No administrative charge will be payable if your participation in the CSN terminates by reason of your entire holding of CDIs being sold through the Nominee CDI Facility or being transferred by you by way of gift pursuant to clause 2 above or if Computershare gives you notice to cease using the CSN under this clause 9. Separate

Issued by Computershare Investor Services PLC. Authorised and regulated by the Financial Services Authority (FSA), 25 The North Colonnade, Canary Wharf, London E14 5HS, United Kingdom, and is on the FSA Register with registration number 188534. Registered in England & Wales No. 3498808. Registered office: The Pavilions, Bridgwater Road, Bristol, BS13 8AE, United Kingdom. The main business of Computershare Investor Services PLC is the provision of share registry and shareholder services.

charges will apply, however, for the Nominee CDI Facility.
You may give notice of termination on the standard form sent to you by Computershare or you may write to Computershare. You need to give the details of the full name and SRN of the account which you wish to terminate. Any instruction to terminate an account in the name of joint holders must be signed by all joint holders.
Computershare may require you to cease using the CSN at any time by giving five Business Days written notice to you or without notice if, in the opinion of Computershare, you are in material breach of these terms and conditions or the Computershare Nominee is unable to comply with any obligation to which it may be subject which relates to your CDIs under Titan International, Inc. Articles of Incorporation or applicable law for the time being, having used all reasonable endeavours so to comply. In such event, Computershare will transfer your CDIs out of the CSN, however your beneficial interest in the underlying securities will not be affected. If you have any queries relating to your CDIs after they have been transferred out of the CSN, please contact the transfer agent. If the agreement between Computershare and Titan International, Inc. for the provision by Computershare of the CSN terminates or if you or Computershare give notice of termination to the other under these terms and conditions or termination for any other reason Computershare will procure the transfer of the CDIs to another CREST Nominee or the underlying Titan International, Inc. securities (following the cancellation of CDIs) to a DTC participant at your own risk.
Termination will not cancel or amend any instructions which have already been sent by you to Computershare. Termination shall not affect any rights or obligations continuing during or after the date of arising prior to or continuing during or after the date of termination or which arise in consequence of it or which relate to Computershare's provision of the CSN to you and all such rights and obligations shall continue to be subject to the terms and conditions prevailing at the time of termination.

10. Notices, change of investor details
All notices and other communications sent by you to Computershare must be sent to Computershare, Investor Services PLC, PO Box 1913,The Pavilions, Bridgwater Road, Bristol BS99 2PR, United Kingdom, and include the full name and SRN of your account with the Computershare Nominee, or you may contact Computershare on 0844 472
6005. This information will be provided to you on the statements of holdings sent to you by Computershare.
Notices and other communications sent to you by Computershare will be sent to your address shown on the register maintained by Computershare for the Computershare Nominee. Notices sent by Computershare will be treated as received by you two Business Days after the date on which they are posted or three days after the date on which they are posted for addresses outside of the United Kingdom, Republic of Ireland, Isle of Man and the Channel Islands. Any documents or cheques sent to you by Computershare and any documents or cheques sent by you to Computershare will be sent at your risk and neither Computershare nor the Computershare Nominee accepts any liability prior to receipt of any document or cheque from you or, where relevant, after dispatch of any document or cheque to you.
You should notify Computershare of changes of address and changes of name (supported by appropriate documents, e.g. deed poll, certified copies of marriage certificate) as soon as possible. On death, your executors should contact Computershare for advice on the procedures to be followed.
Computershare's obligations and your obligations under these terms and conditions shall be binding on Computershare and your successors, executors, administrators and other legal representatives.
Where a person who is authorised to act on your behalf in relation to your CDIs and who has given such proof of his authority to so act as Computershare may reasonably require gives any notice or takes any other action on your behalf, Computershare shall be entitled to rely on such notice or other action in all respects as if given by you in person.
Computershare Investor Services PLC provides its contractual terms in English and will only communicate with you only in English during the duration of these terms and conditions.

11. General
Computershare may with the consent of Titan International, Inc. amend these terms and conditions from time to time. For example, we may amend these terms and conditions to comply with

Issued by Computershare Investor Services PLC. Authorised and regulated by the Financial Services Authority (FSA), 25 The North Colonnade, Canary Wharf, London E14 5HS, United Kingdom, and is on the FSA Register with registration number 188534. Registered in England & Wales No. 3498808. Registered office: The Pavilions, Bridgwater Road, Bristol, BS13 8AE, United Kingdom. The main business of Computershare Investor Services PLC is the provision of share registry and shareholder services.

changes to applicable laws and regulations, to correct errors, inaccuracies or ambiguities and/or to reflect changes to this service. All such amendments will be notified to you if they are material. You will be given at least 30 days notice of any amendment which could materially affect your rights against Computershare or liability to Computershare.
The only charges for the CSN are the charges for (except as described in clause 9 above) transfers of CDIs out of the CSN and charges for the supply of duplicate statements, duplicate tax vouchers and issuing duplicate dividend payments. Computershare will give you at least one month's notice of any other proposed charge for the CSN or of an increase to any of the charges described in these terms and conditions. This service is a Company sponsored scheme which means that we charge Titan International, Inc. a fee representative to the costs of operating it. This arrangement means that participants are not charged an annual fee. In accordance with our regulatory obligations, if you would like more detail on this arrangement please write to us at the address below. Up to date copies of the terms and conditions and current charges can be obtained by telephoning Computershare on 0844 472 6005.
You can obtain additional forms by writing to the Titan International, Inc. Nominee CSN, Computershare, Investor Services PLC, PO Box 1913, The Pavilions, Bridgwater Road, Bristol BS99 2PR, United Kingdom. All fees, commissions and other charges payable to Computershare by you are exclusive of VAT. Where relevant, you must also pay any VAT due on such sums.
Computershare reserves the right, subject to giving five Business Days' prior written notice to you, to sell any of your CDIs or connected rights and to keep the proceeds of sale to the extent that they cover any amount which you may at any time owe Computershare in respect of transactions or services governed by these terms and conditions. You authorise Computershare to execute any relevant stock transfer form or other relevant document or give any instruction necessary to give effect to any such sale. By appointing Computershare to provide services under these terms and conditions, you acknowledge and declare that your CDIs and your rights and interests in or in relation to your CDIs shall stand charged to Computershare as security accordingly. You agree to indemnify Computershare against any losses and expenses it incurs as a result of your failure to put
Computershare in funds in relation to a matter instructed by you or otherwise as a result of a breach by you of these terms and conditions and against any taxes suffered by Computershare attributable to your use of the CSN. Computershare reserves the right to charge interest at an annual rate equal to 2 per cent above the Bank of England base rate from time to time on any amount due to it from you. If you owe Computershare money it reserves the right not to act on instructions from you and to retain any documents it holds for you until you have paid Computershare in full.
Where Computershare owes you money and you owe money to Computershare under the CSN, Computershare may set off the amounts due from and to Computershare and send you only the net amount (if any). Fractions of a penny arising in respect of money due to you are rounded down and retained by Computershare for its own benefit.
No conduct or delay on the part of Computershare shall be taken as a waiver or variation of any rights which Computershare has unless Computershare waives or varies a particular right in writing. No waiver or variation on a particular occasion will operate as a waiver or variation of any rights Computershare might have in respect of any other matter.
You authorise Computershare to provide information concerning you, your CDIs and any instructions given by you in relation to your CDIs:

to CREST insofar as the information is of a kind which
CREST is entitled to require Computershare or the Computershare Nominee to provide and Computershare and the Computershare Nominee will be required to authorise CREST to disclose such information to regulatory, governmental or taxing authorities;

to any person pursuant to any statutory provision or to the extent that such person has legal or regulatory powers over Computershare or the Computershare Nominee and can, as a result, require Computershare or the Computershare Nominee to provide such information; and
to Titan International, Inc. (or any other person carrying out functions in relation to the Titan International, Inc. CSN) in order to facilitate the provision of the Titan International, Inc. CSN.
You agree that Titan International, Inc., Computershare and the Sponsor may disclose to each other or to any other person carrying out

Issued by Computershare Investor Services PLC. Authorised and regulated by the Financial Services Authority (FSA), 25 The North Colonnade, Canary Wharf, London E14 5HS, United Kingdom, and is on the FSA Register with registration number 188534. Registered in England & Wales No. 3498808. Registered office: The Pavilions, Bridgwater Road, Bristol, BS13 8AE, United Kingdom. The main business of Computershare Investor Services PLC is the provision of share registry and shareholder services.

functions in relation to the CSN, information relating to you provided it is required for the purposes of the provision or improvement of the CSN.
We and our agents (including any broker) may affect transactions notwithstanding that they have a direct or indirect material interest or a relationship of any description with another party which may involve a conflict with its duty to persons using this service. We manage those conflicts of interest of which we are aware, and monitor the effectiveness of our policies and procedures on a regular basis. We make every effort to disclose our interests and those of our employees where it is suspected that a conflict of interest may arise. In accordance with our regulatory responsibility on this matter we operate a documented policy that details our obligations. Full details are available upon a written request to Computershare Investor Services PLC, Computershare Dealing Team, Bristol, BS99 6AL, United Kingdom.
Computershare reserves the right to delay taking any action on any particular instructions from you if it considers that it needs to do so to obtain further information from you or to comply with any legal or regulatory requirement binding on Computershare (including the obtaining of evidence of identity to comply with the Money Laundering Regulations) or to investigate any concerns it may have about the validity of, or any other matter relating to the instruction.
Computershare does not recognise, in maintaining records for the Computershare Nominee, any trust and neither Computershare nor the Computershare Nominee will take notice of any trust whether express, implied or constructive.
Neither Computershare nor the Computershare Nominee will lend your CDIs to any third party or borrow money using them as security.
If Computershare has sent documents to your address on three separate occasions and they have been returned and, after making reasonable enquiries, Computershare cannot find your current address, it will not send any more documentation to you until you provide Computershare with your address.
If two dividend payments in respect of your CDIs have been returned on consecutive occasions to Computershare or otherwise not cashed and, after making reasonable enquiries, Computershare cannot find your current address, it will cease to send you dividend payments. However, (subject to clause 14) the dividends in respect of your CDIs will accrue in a non-interest bearing account in the name of Computershare.
If:
(i) on or after a 12 year period during which at least three dividend payments in respect of your CDIs have been made and returned to Computershare or otherwise not cashed; and
(ii) Computershare announces it intends to sell your CDIs by placing an advertisement in a leading national newspaper in the UK and at least one newspaper appearing in the area of your address shown on the register maintained by Computershare for the Computershare Nominee; and
(iii) during this 12 year period and for three months after the last of the advertisements appears, Computershare has not heard from you or any person who is automatically entitled to your CDIs by law, then Computershare can sell your CDIs at the best price that we can reasonably obtain.
The net proceeds of the sale of your CDIs will be paid to the Company and, upon receipt of such proceeds, the Company will become indebted to you, or any person who was automatically entitled to your CDIs or the Titan International, Inc. securities which they represent by law, for the amount of such net proceeds subject to the constitution of the Company. The money received from the sale of CDIs will not be held on trust and no interest will be payable.
When Computershare (or its agents or delegates) arranges for the purchase or sale of CDIs for you it or they could be:
(i) acting for an associated company which is dealing as principal for its own account by selling CDIs to you or buying CDIs from you; or
(ii) buying CDIs where an associated company is involved in a new issue, rights issue, takeover or similar transaction concerning the CDIs; or
(iii) otherwise in a position where it has a material interest in the transaction.
Computershare may employ agents on such terms as it thinks fit to carry out any part of its obligations or discretions in connection with the CSN and save as expressly provided in these terms and conditions, Computershare shall be liable for the acts and omissions of such agents and delegates on the same basis as if they were the acts or omissions of Computershare. Details of such delegation, in so far as it is in respect of regulated investment activities, and of the charges levied by

Issued by Computershare Investor Services PLC. Authorised and regulated by the Financial Services Authority (FSA), 25 The North Colonnade, Canary Wharf, London E14 5HS, United Kingdom, and is on the FSA Register with registration number 188534. Registered in England & Wales No. 3498808. Registered office: The Pavilions, Bridgwater Road, Bristol, BS13 8AE, United Kingdom. The main business of Computershare Investor Services PLC is the provision of share registry and shareholder services.

such delegates against Computershare are available on request by writing to Computershare Investor Services PLC, PO Box 1913, The Pavilions, Bridgwater Road, Bristol BS99 2PR, United Kingdom.
Your CDIs will not be identifiable by separate certificates or other physical documents of title. Should Computershare default in any way, any shortfall in CDIs registered in the name of the Computershare Nominee may be shared pro rata between you and other persons on whose behalf the Computershare Nominee holds CDIs.
Computershare may at any time transfer all or any of its rights and obligations under this agreement to any CREST nominee (the “Transferee”) who is in the reasonable opinion of Computershare able to perform the obligations of Computershare under these terms and conditions. The transfer will be given effect by Computershare and the Transferee sending a transfer notice to you specifying the date (the “Transfer Date”) on and from which the Transferee will assume Computershare's rights and obligations under these terms and conditions. Any changes to the terms and conditions which will be necessary because of the transfer, for example changes of address and banking details, will be set out in the transfer notice. At least 30 days notice of the transfer will be given. If you choose to leave the CSN within the 30 day period then no charge will be payable by you. The transfer will not affect any rights you may have against Computershare which relate to the period before the Transfer Date. With effect from the Transfer Date:
the agreement formed by these terms and conditions (as amended from time to time) shall be treated for all purposes as having been transferred to the Transferee and as if entered into between you and the Transferee in place of Computershare;
Computershare shall be released and discharged from all of its obligations and liabilities under these terms and conditions;
references to Computershare shall be read as references to the Transferee;
the Computershare Nominee will be such company as is notified to you in the transfer notice, which company shall be a member of the CREST System and its business shall consist solely of acting as nominee.
For the purposes of offering this service, you will be categorised as a Retail Client.
In the provision of this service we are not required to assess the suitability of the investment or the service provided. You will not benefit from the protection of the rules on assessing suitability.
We reserve the right to change these terms and conditions from time to time by written notice to you provided that, if you would be materially prejudiced by such change, we will give you 30 Business Days' written notice.
These terms and conditions are governed by and shall be construed in accordance with the laws of England and Wales. Computershare Investor Services PLC has applied the same laws in its marketing of, and arrangements for you to enter into, this Service.
We may choose to withdraw this Service due to developments in legislation by giving notice to you in a reasonable period after Computershare have been made aware that the Service is no longer available.
The parties to this agreement are you and us (the "parties"). The parties do not intend that any of its terms will be enforceable by virtue of the contracts (Rights of Third Parties) Act 1999 by any person who is not a party to it.
By agreeing to us holding your Shares for you, you have agreed to be bound by these terms and conditions. We will arrange for the Nominee to hold your Shares for you as bare trustee. It will be the legal owner of the Shares, bound by the Memorandum and Articles of Association of the Company. You remain the beneficial owner of the Shares.

12. Joint holders
For each holding the Computershare Nominee will not hold CDIs for more than four joint holders. Where the CDIs held by the Computershare Nominee for you are held for more than one person, references to “you” in these terms and conditions are to each of the joint holders separately as well as jointly and severally. Each such person agrees that:
all obligations, undertakings and agreements on the part of Computershare and the Computershare Nominee are given to the joint holders taken together and not separately to each of them; and
all obligations, undertakings, agreements and liabilities arising under or pursuant to these terms and conditions shall constitute joint and

Issued by Computershare Investor Services PLC. Authorised and regulated by the Financial Services Authority (FSA), 25 The North Colonnade, Canary Wharf, London E14 5HS, United Kingdom, and is on the FSA Register with registration number 188534. Registered in England & Wales No. 3498808. Registered office: The Pavilions, Bridgwater Road, Bristol, BS13 8AE, United Kingdom. The main business of Computershare Investor Services PLC is the provision of share registry and shareholder services.

several obligations of each joint holder to Computershare (and, where relevant, the Computershare Nominee).
Computershare will only accept transfer instructions given by or on behalf of all of the joint holders. Computershare reserves the right to accept other instructions signed by one or more joint holders. In such a case the person(s) giving the instructions warrant(s) to Computershare that he or they have the necessary authority to give such instructions on behalf of all joint holders.
All notices, other documents and payments sent by Computershare pursuant to these terms and conditions will be sent to the first named holder on the nominee register and in any case will be treated as sent to all of the other joint holders. It is the responsibility of the holder who receives the notices, documents and payments to notify and account to the other joint holders. Only the first named holder may be nominated as proxy to attend, speak and vote at general meetings of Titan International, Inc. The decision to buy or sell CDIs will be solely your responsibility. Prices of securities (such as the CDIs and the Titan International, Inc. securities which they represent) may go down as well as up and, as such, are a risk investment which may result in you not receiving back the full amount invested. The price of CDIs (and the Titan International, Inc. securities which they represent) may fluctuate while your instruction is in the post and in the period between its receipt by Computershare and its execution.

13. Complaints
We have a procedure to help us resolve all complaints from our customers effectively. If you have any complaints about the service provided to you or wish to receive a copy of our complaints procedure please write to us at Computershare Investor Services PLC, Shareholder Relations, The Pavilions, Bridgwater Road, Bristol, BS13 8AE, United Kingdom. If you cannot settle your complaint with us, you may be entitled to refer it to the Financial Ombudsman Service. Details of which are available on request. Computershare Investor Services PLC is covered by the FSCS and you may    be entitled to compensation if Computershare Investor Services PLC cannot meet its obligations. Computershare Investor Services PLC is covered by the UK Financial Services Compensation Scheme and you may be entitled to compensation if we cannot meet our obligations. Most types of investment business are covered for 100% of the first
£50,000 (i.e. a maximum of £50,000 per person). Further details of this scheme are available on request.
Further details of this scheme are available on request. With effect from 1 January 2010 these limits for investment businesses will increase to 100% of the first £50,000 (i.e. a maximum of £50,000 per person). Further details are available on request to Computershare via the details listed in clause 10.

14. Client Money
All client money we hold on your behalf as a consequence of administering this Service is maintained in a designated client money account at a UK approved bank. This means your money is segregated and protected in accordance with the requirements of the FSA Rules. If we or the bank became insolvent your money would be protected in accordance with the prevailing terms of the FSCS. We will not pay interest on monies held in this account.
Acquisition costs, statutory fees and any other costs associated with executing deals shall be borne by you and where appropriate may be paid by deduction from your credit balance.

15. Data Protection Act
We will hold information concerning you, your CDIs and any instructions given by you in relation to your CDIs on behalf of Titan International, Inc. and its agents (including us) may provide this information to carefully selected third parties in order to facilitate provision of the Titan International, Inc. CSN. Your details will only be disclosed in accordance with the Principles set out in the Data Protection Act 1998:
to any person if that person has legal or regulatory powers over us or Computershare Nominee;
to any person carrying out functions in relation to the Titan International, Inc. CSN, including CREST, in order to facilitate the provision of the Titan International, Inc. CSN; and
to any person carrying out functions in relation to acting as the registrar, transfer agent, voting agent or receiving agent of Titan International, Inc..
Titan International, Inc. and some of its agents are located in the United States or other jurisdictions

Issued by Computershare Investor Services PLC. Authorised and regulated by the Financial Services Authority (FSA), 25 The North Colonnade, Canary Wharf, London E14 5HS, United Kingdom, and is on the FSA Register with registration number 188534. Registered in England & Wales No. 3498808. Registered office: The Pavilions, Bridgwater Road, Bristol, BS13 8AE, United Kingdom. The main business of Computershare Investor Services PLC is the provision of share registry and shareholder services.

which may not have data protection laws as strict as those in the United Kingdom. You have the right upon request to view what information we hold on you. Titan International, Inc. may charge you a small fee for providing you access to this information.
Titan International, Inc. will have access at all times to the records we hold about you in order to inform you of your rights as a person on whose behalf CDIs are held by Nominee, including corporate and other details, and products or services specifically designed for shareholders.
Any personal data that we obtain from you in providing this Service will be held by us in accordance with the relevant legislation. We will only hold, use or otherwise process such of your personal data as is necessary to provide you with the Service.

16. Permitted Jurisdictions
The permitted jurisdictions for the CSN are set out below. If you are resident in another territory you will be excluded from participating in the CSN. If you are unsure of your status please call Computershare on 0844 472 6005. The prevailing jurisdictions for the CSN are: Argentina, Austria, Belgium, Botswana, Brazil, Bulgaria, Channel Islands, Chile, Cyprus, Czech Republic, Denmark, Estonia, Finland, France, Germany, Greece, Guinea, Hong Kong, Hungary, Iceland, Indonesia, Ireland, Isle of Man, Italy, Korea, Latvia, Liechtenstein, Lithuania, Luxembourg, Malta, Mexico, Namibia, The Netherlands, Norway, Paraguay, Peru, Poland, Portugal, Romania, Slovakia, Slovenia, Spain, Sweden, Taiwan, the United Kingdom and Zimbabwe.

17. Money Laundering
We may require evidence of your identity from time to time to comply with money laundering legislation in relation to holding, buying or selling your CDIs. Delay or failure to provide satisfactory evidence may result in us refusing to hold your CDIs for you or in payments to you in connection with your CDIs being withheld or a delay or refusal to act in following instructions. If we believe that you are breaching money laundering legislation, we may refuse to allow you to participate in the CSN and if appropriate may notify the relevant authorities.

18. Cancellation Rights
You have two separate rights - cancellation rights, which apply only when you first join the Titan International, Inc. Nominee Account, and withdrawal rights, which apply at any time thereafter. They are simply two separate mechanisms you can use to leave the Nominee Account.
You can cancel your activation of the Titan International, Inc. Nominee Account within fourteen calendar days of the date on which you first activate the account (the “Cancellation Period”) and request that all of your Shares (if any held in the Nominee Account]) should be transferred into your own name via our dealing service. Please see the Terms and Conditions for the dealing service for further details of the procedure in relation to such transfer of Shares. No fees will be payable as outlined in paragraph 11 above. However, you will lose your cancellation right if you make a request during the Cancellation Period for us to process any payment to you or sell any of your Shares for you in accordance with these terms and conditions.
If you want to cancel your use of the Titan International, Inc. Nominee Account you should advise us no later than the end of the Cancellation Period. If you exercise your right to cancel during the Cancellation Period in accordance with this paragraph no fees will be payable as outlined. Once the aforementioned transfer has been effected we will then no longer hold the Shares for you, remit any cash arising from dividends in accordance with paragraph 11 above and the terms and conditions of the Titan International, Inc. Nominee Account will not apply to those Shares.
If you do not exercise your right to cancel we will provide the agreed services in accordance with these terms and conditions.

19. Transferring your CDI's
If you wish to transfer your CDIs (or any of them) otherwise than by way of gift, without selling them through the Nominee CDI Facility, you must first transfer the relevant CDIs out of the CSN. CDIs transferred out of the CSN (and not immediately cancelled) can only be transferred into a CREST participant account specified by you.
If you wish to transfer the Titan International, Inc Shares underlying your CDIs (or any of them), you must first transfer the CDIs representing such shares out of the CSN.
Computershare will arrange such transfers out of the CSN of CDIs if you complete the relevant form and send this to Computershare. Additional copies of the relevant form can be obtained from

Issued by Computershare Investor Services PLC. Authorised and regulated by the Financial Services Authority (FSA), 25 The North Colonnade, Canary Wharf, London E14 5HS, United Kingdom, and is on the FSA Register with registration number 188534. Registered in England & Wales No. 3498808. Registered office: The Pavilions, Bridgwater Road, Bristol, BS13 8AE, United Kingdom. The main business of Computershare Investor Services PLC is the provision of share registry and shareholder services.

Computershare. A fee, currently £25, will be charged for transferring CDIs out of the CSN. If all of your CDIs are transferred out of the CSN, you leave the CSN.
Computershare will not accept transfers into the Computershare Nominee (except for existing participants in the CSN under the Nominee CDI Facility) unless there is no change of beneficial owner and any Stamp Duty has been paid.
Computershare reserves the right not to accept any transfer instruction which is not given on the relevant form, or which is given on any form that has not been properly completed. Such forms or instructions, if not accepted, will be returned to you. You may not cancel or amend any valid transfer instructions once they have been sent to Computershare.

Issued by Computershare Investor Services PLC. Authorised and regulated by the Financial Services Authority (FSA), 25 The North Colonnade, Canary Wharf, London E14 5HS, United Kingdom, and is on the FSA Register with registration number 188534. Registered in England & Wales No. 3498808. Registered office: The Pavilions, Bridgwater Road, Bristol, BS13 8AE, United Kingdom. The main business of Computershare Investor Services PLC is the provision of share registry and shareholder services.